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                                                                    Exhibit 99.5

                                 The Gap, Inc.

                               Offer to Exchange
                                 $200,000,000
                       8.15% Notes Due December 15, 2005
                          Which Have Been Registered
                       Under the Securities Act of 1933
                                      for
                     $200,000,000 Outstanding Unregistered
                       8.15% Notes Due December 15, 2005

To Registered Holders and Depository
Trust Company Participants:

   We are enclosing herewith the material listed below relating to the offer by The Gap, Inc. (the "Company"), a Delaware corporation, to exchange its 8.15% Notes due December 15, 2005 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like amount of the issued and outstanding 8.15% Notes due December 15, 2005 of the Company (the "Old Notes") issued in a private placement, upon the terms and subject to the conditions set forth in the Company's Prospectus,
dated             , 2002, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

   Enclosed herewith are copies of the following documents:

    1. Prospectus dated        , 2002 (the "Prospectus");

    2. Letter of Transmittal;

    3. Notice of Guaranteed Delivery;

    4. Instruction to Registered Holder and/or Book-Entry Transfer participant from the beneficial owner (the "Owner"); and

    5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

   We urge you to contact your clients promptly. Please note that the Exchange
Offer will expire 5:00 p.m., New York City time, on    ,        , 2002, unless
extended.

   The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

   In all cases, exchanges of Old Notes for New Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes or a confirmation of a book-entry transfer of such Old Notes, as the case may be,
(b) the Letter of Transmittal (or a facsimile thereof) promptly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

   Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available, (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (c) who cannot complete the procedure for book-entry transfer on a timely basis, may tender their Old Notes by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

   To tender Old Notes, certificates for Old Notes, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

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   Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that:

   (i) the holder is not an "affiliate" of the Company (as defined in Rule 405 under the Securities Act);

  (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business and each holder received the Old Notes being tendered for exchange in the ordinary course of its business;

 (iii) if the holder is not a broker-dealer, the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to engage in a distribution (within the meaning of the Securities
       Act) of New Notes to be received in the Exchange Offer; and

  (iv) the holder is not a broker-dealer tendering Old Notes acquired directly from the Company.

   If the tendering holder is a broker-dealer, it represents and agrees, consistent with certain interpretive letters relating to exchange offers issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that:

   (a) such Old Notes held by the broker-dealer are held only as a nominee; or

   (b) such Old Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such New Notes (provided that, by so acknowledging and by delivering a Prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

   The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

   The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

   Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          THE BANK OF NEW YORK

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE GAP, INC. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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